Exhibit 99.01

News Release

FOR IMMEDIATE RELEASE MEDIA CONTACT:	INVESTOR CONTACT:
Nicole Kenyon	Helyn Corcos
Symantec Corp.	Symantec Corp.
415-609-3842	650-527-5523
Nicole_kenyon@symantec.com	hcorcos@symantec.com

Symantec Reports Solid First Quarter Fiscal 2013 Results

•	GAAP Revenue of $1.668 billion

•	Non-GAAP Operating Margin of 26.1%

•	Non-GAAP Earnings Per Share of $0.43

•	GAAP Deferred Revenue of $3.745 billion

•	Cash Flow from Operations of $340 million

MOUNTAIN VIEW, Calif. – July 25, 2012 – Symantec Corp. (Nasdaq: SYMC) today reported the results of its first quarter of fiscal year 2013, ended June 29, 2012. GAAP revenue for the fiscal first quarter was $1.668 billion, up 1 percent year-over-year and up 4 percent after adjusting for currency.

“Symantec delivered another solid quarter. The company’s investment in cloud security and mobility continues to gain momentum and position us well worldwide,” said Steve Bennett, chairman, president and chief executive officer, Symantec. “We are making progress on many fronts, but believe we can further accelerate the company’s value to employees, customers, partners and shareholders.”

“We delivered record June quarter revenue and deferred revenue, as well as growth in earnings per share despite an 11 percent foreign currency headwind,” said James Beer, executive vice president and chief financial officer, Symantec. “We saw strength in endpoint protection, consumer security, authentication services, data loss prevention, and backup appliances.”

GAAP Results: GAAP operating margin for the first quarter of fiscal year 2013 was 16.1 percent compared with 18.3 percent for the same quarter last year. GAAP net income for the fiscal first quarter was $172 million compared with net income of $191 million for the year-ago period. GAAP diluted earnings per share were $0.24 compared with $0.25 for the year ago quarter. Variation in year-over-year GAAP results were as expected due to increases in restructuring costs and IT infrastructure investments.

GAAP deferred revenue as of June 29, 2012, was $3.745 billion compared with $3.689 billion as of July 1, 2011, up 2 percent year-over-year and up 5 percent after adjusting for currency. Cash flow from operating activities for the first quarter of fiscal year 2013 was $340 million compared with $503 million for the year ago period.

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Symantec Reports Solid First Quarter Fiscal 2013 Results

Non-GAAP Results: Non-GAAP operating margin for the first quarter of fiscal year 2013 was 26.1 percent compared with 27.0 percent for the same quarter last year. Non-GAAP net income for the first quarter was $309 million, flat compared to the year-ago period. Non-GAAP diluted earnings per share were $0.43 compared with earnings per share of $0.40 for the year-ago quarter, an increase of 7 percent year-over-year.

Symantec ended the quarter with cash, cash equivalents and short-term investments of $4.1 billion. During the quarter, Symantec repurchased 19 million shares for $301 million at an average price of $15.59. Symantec has $683 million remaining in the current board authorized stock repurchase plan.

Business Segment and Geographic Highlights

For the quarter, Symantec’s Consumer segment represented 31 percent of total revenue and decreased 1 percent year-over-year (increased 2 percent after adjusting for currency). The Security and Compliance segment represented 30 percent of total revenue and increased 7 percent year-over-year (increased 10 percent after adjusting for currency). The Storage and Server Management segment represented 35 percent of total revenue and decreased 2 percent year-over-year (increased 1 percent after adjusting for currency). Services represented 4 percent of total revenue and declined 2 percent year-over-year (increased 1 percent after adjusting for currency).

International revenue represented 51 percent of total revenue in the first quarter of fiscal year 2013 with a flat growth rate year-over-year (increased 6 percent after adjusting for currency). The Europe, Middle East and Africa region represented 26 percent of total revenue for the quarter and decreased 8 percent year-over-year (increased 3 percent after adjusting for currency). The Asia Pacific/Japan revenue for the quarter represented 19 percent of total revenue and increased 9 percent year-over-year (increased 10 percent after adjusting for currency). The Americas, including the United States, Latin America and Canada, represented 55 percent of total revenue and increased 3 percent year-over-year on an actual and currency-adjusted basis.

Acquisition Highlights

Our acquisitions exceeded our expectations this quarter, generating $24 million in revenue from the Clearwell and LiveOffice acquisitions as we leveraged the scope and scale of the Symantec sales force.

Symantec Reports Solid First Quarter Fiscal 2013 Results

Second Quarter Fiscal Year 2013 Guidance

Guidance assumes an exchange rate of $1.23 per Euro for the September 2012 quarter versus the actual weighted average rate of $1.41 and an end of period rate of $1.34 per Euro for the September 2011 quarter. Our guidance assumes an effective tax rate of 28.5 percent and a common stock equivalents total for the quarter of approximately 710 million shares.

Given the recent strengthening of the US dollar relative to other currencies, for the second quarter of fiscal year 2013, ending Sept. 28, 2012, GAAP revenue is estimated between $1.635 billion and $1.665 billion, as compared to revenue of $1.68 billion during the September 2011 quarter. Symantec is expecting revenue to decline 1 percent to 3 percent year-over-year as reported, and be up 1 percent to 3 percent in constant currency.

As a result of raising a billion dollars in senior unsecured notes during June, our interest expense for the next four quarters will be higher by $8 million per quarter. This will decrease EPS by $0.008 per quarter for a total of approximately $0.03 dilution through June 2013.

GAAP diluted earnings per share are estimated between $0.15 and $0.19 as compared to $0.24 in the year ago period. Non-GAAP diluted earnings per share are estimated between $0.35 and $0.39 as compared to $0.39 in the year ago period, down 10 percent to flat on an as reported basis.

GAAP deferred revenue is expected to be in the range of $3.49 billion and $3.55 billion, compared to $3.45 billion at the end of September 2011. Symantec is expecting deferred revenue to be up 1 percent to 3 percent year-over-year as reported, and up 3 percent to 4 percent in constant currency.

Conference Call

Symantec has scheduled a conference call for 8 a.m. ET/5 a.m. PT today to discuss the results from the fiscal first quarter 2013, ended June 29, 2012, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.

About Symantec

Symantec protects the world’s information, and is the global leader in security, backup and availability solutions. Our innovative products and services protect people and information in any environment – from the smallest mobile device, to the enterprise data center, to cloud-based systems. Our industry-leading expertise in protecting data, identities and interactions gives our customers confidence in a connected world. More information is available at www.symantec.com or by connecting with Symantec at: go.symantec.com/socialmedia.

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Symantec Reports Solid First Quarter Fiscal 2013 Results

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.

Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including projections of future revenue, earnings per share and deferred revenue, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: general economic conditions; maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended March 30, 2012 and our Current Report on Form 8-K filed on June 11, 2012.

USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of stock-based compensation, impairment charges and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations’ page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION

Condensed Consolidated Balance Sheets

(In millions)

	June 29, 2012 (Unaudited)	March 30, 2012 (1)

ASSETS

Current assets:
Cash and cash equivalents	$4,082	$3,162
Short-term investments	29	49
Trade accounts receivable, net	627	940
Inventories	27	28
Deferred income taxes	192	205
Other current assets	262	249

Total current assets	5,219	4,633

Property and equipment, net	1,106	1,100
Intangible assets, net	1,244	1,337
Goodwill	5,842	5,826
Other long-term assets	145	124

Total assets	$13,556	$13,020

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$326	$324
Accrued compensation and benefits	286	416
Deferred revenue	3,236	3,444
Current portion of long-term debt	955	—
Other current liabilities	311	321

Total current liabilities	5,114	4,505

Long-term debt	2,093	2,039
Long-term deferred revenue	509	529
Long-term deferred tax liabilities	287	288
Long-term income taxes payable	387	393
Other long-term obligations	84	94

Total liabilities	8,474	7,848

Total Symantec Corporation stockholders’ equity	5,002	5,094

Noncontrolling interest in subsidiary	80	78

Total stockholders’ equity	5,082	5,172

Total liabilities and stockholders’ equity	$13,556	$13,020

(1)	Derived from audited consolidated financial statements.

SYMANTEC CORPORATION

Condensed Consolidated Statements of Income

(In millions, except per share data, unaudited)

	Three Months Ended		Year-Over-Year Growth Rate
	June 29,	July 1,		Constant
	2012	2011	Actual	Currency(1)

Net revenue:
Content, subscription, and maintenance	$1,475	$1,439	3%	6%
License	193	214	-10%	-6%

Total net revenue	1,668	1,653	1%	4%

Cost of revenue:
Content, subscription, and maintenance	249	230
License	17	7
Amortization of intangible assets	18	22

Total cost of revenue	284	259	10%	11%

Gross profit	1,384	1,394	-1%	3%

Operating expenses:
Sales and marketing	649	665
Research and development	249	239
General and administrative	110	105
Amortization of intangible assets	72	71
Restructuring and transition	35	12

Total operating expenses	1,115	1,092	2%	5%

Operating income	269	302	-11%	-6%

Interest income	3	4
Interest expense	(29)	(32)
Other expense, net	(6)	(4)
Loss from joint venture	—	(13)

Income before income taxes	237	257	-8%	N/A

Provision for income taxes	65	67

Net income	172	190	-9%	N/A
Less: Loss attributable to noncontrolling interest	—	(1)

Net income attributable to Symantec Corporation stockholders	$172	$191	-10%	N/A

Net income per share attributable to Symantec Corporation stockholders — basic	$0.24	$0.25
Net income per share attributable to Symantec Corporation stockholders — diluted	$0.24	$0.25
Weighted-average shares outstanding attributable to Symantec Corporation stockholders — basic	716	755
Weighted-average shares outstanding attributable to Symantec Corporation stockholders — diluted	720	765

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

	Three Months Ended
	June 29, 2012	July 1, 2011

OPERATING ACTIVITIES:
Net income	$172	$190

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	162	161
Amortization of discount on debt	13	17
Stock-based compensation expense	38	39
Deferred income taxes	3	17
Excess income tax benefit from the exercise of stock options	—	(4)
Loss from joint venture	—	13
Other	6	4
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	307	359
Inventories	1	4
Accounts payable	—	(8)
Accrued compensation and benefits	(125)	(121)
Deferred revenue	(187)	(182)
Income taxes payable	20	22
Other assets	(27)	(10)
Other liabilities	(43)	2

Net cash provided by operating activities	340	503

INVESTING ACTIVITIES:
Purchases of property and equipment	(79)	(51)
Cash payments for acquisitions, net of cash acquired	(28)	(364)
Proceeds from maturities of short-term investments	22	—
Other	2	—

Net cash used in investing activities	(83)	(415)

FINANCING ACTIVITIES:
Net proceeds from sales of common stock under employee stock benefit plans	4	35
Excess income tax benefit from the exercise of stock options	—	4
Tax payments related to restricted stock issuance	(7)	(19)
Repurchase of common stock	(301)	(198)
Repayment of debt	—	(600)
Proceeds from debt issuance, net of discount	996	—
Debt issuance costs	(7)	—

Net cash used in financing activities	685	(778)

Effect of exchange rate fluctuations on cash and cash equivalents	(22)	30

Change in cash and cash equivalents	920	(660)
Beginning cash and cash equivalents	3,162	2,950

Ending cash and cash equivalents	$4,082	$2,290

SYMANTEC CORPORATION

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(In millions, except per share data, unaudited)

	Three Months Ended						Year-Over-Year Non-GAAP Growth Rate
	June 29, 2012			July 1, 2011				Constant Currency(2)
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	Actual

Net revenue:	$1,668	N/A	$1,668	$1,653	N/A	$1,653	1%	4%

Gross profit:	$1,384	$22	$1,406	$1,394	$27	$1,421	-1%	3%
Stock-based compensation		4			5
Amortization of intangible assets		18			22

Gross margin %	83.0%		84.3%	84.3%		86.0%	-170 bps	-140 bps

Operating expenses:	$1,115	$144	$971	$1,092	$117	$975	0%	3%
Stock-based compensation		34			34
Amortization of intangible assets		72			71
Restructuring and transition		35			12
Acquisition-related expenses		3			—

Operating expenses as a % of revenue	66.8%		58.2%	66.1%		59.0%	-80 bps	-60 bps

Operating income	$269	$166	$435	$302	$144	$446	-2%	2%

Operating margin %	16.1%		26.1%	18.3%		27.0%	-90 bps	-80 bps

Net income:	$172	$137	$309	$191	$118	$309	0%	N/A
Gross profit adjustment		22			27
Operating expense adjustment		144			117
Non-cash interest expense		13			17
Loss on sale of assets		7			—
Joint venture: Amortization of intangible assets		—			2
Income tax effect on above items		(49)			(45)

Diluted net income per share attributable to Symantec Corporation stockholders	$0.24	$0.19	$0.43	$0.25	$0.15	$0.40	8%	N/A

Diluted weighted-average shares outstanding attributable to Symantec Corporation stockholders	720		720	765		765	-6%	N/A

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.
(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION

Revenue and Deferred Revenue Detail (1)

(In millions, unaudited)

	Three Months Ended
	June 29, 2012	July 1, 2011
GAAP Revenue
Content, subscription, and maintenance	$1,475	$1,439
License	193	214

Total Revenue	$1,668	$1,653

GAAP Revenue Y/Y Growth Rate
Content, subscription, and maintenance	3%	16%
License	-10%	13%

Total Y/Y Growth Rate	1%	15%

GAAP Revenue Y/Y Growth Rate in Constant Currency
Content, subscription, and maintenance	6%	10%
License	-6%	6%

Total Y/Y Growth Rate in Constant Currency	4%	9%

GAAP Revenue by Segment
Consumer	$521	$525
Security and Compliance	501	467
Storage and Server Management	584	598
Services	62	63

GAAP Revenue by Segment: Y/Y Growth Rate
Consumer	-1%	11%
Security and Compliance	7%	31%
Storage and Server Management	-2%	14%
Services	-2%	-20%

GAAP Revenue by Segment: Y/Y Growth Rate in Constant Currency
Consumer	2%	5%
Security and Compliance	10%	24%
Storage and Server Management	1%	8%
Services	1%	-24%

GAAP Revenue by Geography
International	$859	$858
US	809	795
Americas (U.S., Latin America, Canada)	909	884
EMEA	436	474
Asia Pacific & Japan	323	295

GAAP Revenue by Geography: Y/Y Growth Rate
International	0%	21%
US	2%	10%
Americas (U.S., Latin America, Canada)	3%	11%
EMEA	-8%	16%
Asia Pacific & Japan	9%	29%

GAAP Revenue by Geography: Y/Y Growth Rate in Constant Currency
International	6%	8%
US	2%	10%
Americas (U.S., Latin America, Canada)	3%	11%
EMEA	3%	2%
Asia Pacific & Japan	10%	15%

GAAP Deferred Revenue	$3,745	$3,689

GAAP Deferred Revenue Y/Y Growth Rate	2%	23%

GAAP Deferred Revenue Y/Y Growth Rate in Constant Currency	5%	17%

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed. To exclude the effects of foreign currency rate fluctuations, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION

Operating Margin by Segment Detail (1)

(Unaudited)

	Three Months Ended
	June 29, 2012	July 1, 2011
GAAP Operating Margin by Segment
Consumer	49%	49%
Security and Compliance	27%	19%
Storage and Server Management	40%	46%
Services	15%	13%

(1)	Excluded from this table is our Other segment which is comprised of sunset products nearing the end of their life cycle. The Other segment also includes general and administrative expenses; amortization of intangible assets; goodwill impairment charges; stock-based compensation expense, restructuring and transition charges; and certain indirect costs that are not charged to the other operating segments.

SYMANTEC CORPORATION

Guidance and Reconciliation of GAAP to Non-GAAP Earnings Per Share

(In billions, except per share data, unaudited)

We include certain non-GAAP measures in the tracking and forecasting of our earnings and management of our business. For a detailed explanation of these non-GAAP measures, please see our Explanation of Non-GAAP Measures in Appendix A.

Three Months Ending September 28, 2012
Revenue Guidance	Range	Year-Over-Year Growth Rate
		Actual	Constant Currency (1)

GAAP revenue range	$1.635 - $1.665	(1)% - (3)%	1% - 3%

	Three Months Ending September 28, 2012
		Year-Over-Year Growth Rate
Earnings Per Share Guidance and Reconciliation	Range	Actual

GAAP diluted earnings per share range	$0.15 - $0.19	(21)% - (38)%
Add back:
Stock-based compensation, net of tax	$0.04
Amortization of intangible assets and non-cash interest expense, net of tax	$0.16

Non-GAAP diluted earnings per share range	$0.35 - $0.39	0% - (10)%

Three Months Ending September 28, 2012
Year-Over-Year Growth Rate
Deferred Revenue Guidance	Range	Actual	Constant Currency (1)

GAAP deferred revenue range	$3.49 - $3.55	1% - 3%	3% - 4%

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed. To exclude the effects of foreign currency rate fluctuations, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION

Explanation of Non-GAAP Measures

Appendix A

The non-GAAP financial measures included in the tables adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring and transition charges, charges related to the amortization of intangible assets, impairments of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company's operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company's operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company's performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.

Stock-based compensation: Consists of expenses for employee stock options, restricted stock units, restricted stock awards, performance based awards and our employee stock purchase plan determined in accordance with the authoritative guidance on stock-based compensation. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control.

	Three months ended
	June 29, 2012	July 1, 2011
Cost of revenue	$4	$5
Sales and marketing	16	15
Research and development	11	11
General and administrative	7	8

Total stock-based compensation	$38	$39

Amortization of intangible assets: When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangible assets. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

Restructuring and transition: We have engaged in various restructuring and transition activities over the past several years that have resulted in costs associated with severance, facilities costs, and transition and other related costs. Transition and other related costs consist of severance costs associated with acquisition integrations in efforts to streamline our business operations, consulting charges associated with the implementation of a new Enterprise Resource Planning system, and costs related to the outsourcing of certain back office functions. Each restructuring and transition activity has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring or transition activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges and, we believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.

Acquisition-related expenses: The authoritative guidance on business combinations requires us to record in the statement of income, certain items that at the time of an acquisition would have been recorded to goodwill under the old authoritative guidance. We have excluded the effect of acquisition-related expenses from our non-GAAP operating expenses and net income measures. We incurred expenses in connection with our acquisitions, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition-related expenses consist of professional service expenses. We believe it is useful for investors to understand the effects of these items on our operations. Although acquisition-related expenses generally diminish over time with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions.

Non-cash interest expense: Effective April 4, 2009, we adopted authoritative guidance on convertible debt instruments, which changed the method of accounting for our convertible notes. Under this authoritative guidance, our EPS and net income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense. We believe it is useful to provide a non-GAAP financial measure that excludes this incremental non-cash interest expense in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies.

Loss on sale of assets: During the June 2012 quarter, management sold certain intangible assets pertaining to the Storage and Server Management segment and incurred a loss of $7M. These intangible assets were acquired, in addition to other intangible assets, in a recent acquisition and did not meet the long-term strategic objectives of the segment. We have included the impact of this item in the Other (Expense) Income, net in our GAAP income statement. The Company's management excluded this item when evaluating its ongoing operating performance, and therefore excluded this loss when presenting non-GAAP financial measures.

Joint venture: As noted above, we exclude amortization of intangible assets related to the joint venture from our non-GAAP net income.